Exhibit 99.1

WII COMPONENTS, INC.

PRESS RELEASE

Investor Contact:
Dale B. Herbst
(320) 656-2303
dherbst@woodcraftind.com

FOR IMMEDIATE RELEASE

WII COMPONENTS, INC. REPORTS
FIRST QUARTER ENDED MARCH 31, 2005 RESULTS

Conference Call Scheduled for
May 6, 2005, at 1:00 p.m. (EST)

St. Cloud, MN, May 6, 2005 – WII Components, Inc. today reported results for the first quarter ended March 31, 2005.

Results for the First Quarter 2005

Net sales for the first quarter 2005 increased approximately $10.1 million to $57.8 million, or 21.2% compared to the first quarter of 2004.  This increase primarily relates to: 1) increased volume driven by overall industry growth and market share gain, and 2) upward price adjustments due to increases in raw material costs.

Gross profit in the first quarter increased by approximately $0.8 million or 9.5% to $9.2 million compared to last year’s first quarter gross profit of $8.4 million.  As a percentage of net sales, the gross profit decreased 170 basis points year over year.  This decrease, as a percentage of net sales, results from increases in raw material costs and a quality issue encountered on a new door program in the first quarter 2005.  This decrease is partially offset by higher operating efficiencies and leveraging our fixed costs over a larger sales base.

Net income for the first quarter increased $2.4 million to $1.6 million compared to the first quarter 2004.  This increase was primarily due to the write-off of financing fees in 2004 of $2.1 million, net of tax, related to the senior credit facility from April 2003, which was subsequently paid off in February 2004.  In addition, the first quarter 2005 includes a larger gross profit, which is partially offset with higher interest cost.  The first quarter 2005 includes approximately $0.4 million, net of tax, of higher interest cost related to the increase in indebtedness and higher interest rate in connection with the issuance of $120.0 million senior notes in February 2004.

EBITDA for the first quarter was $7.4 million, up $4.9 million compared to $2.5 million for the same quarter last year.  EBITDA after certain adjustments was $8.0 million for the first quarter

2005, up approximately $0.8 million from an adjusted EBITDA of $7.2 million in the first quarter 2004.

Total indebtedness as of March 31, 2005, includes the company’s 10% Senior Notes Due 2012, is $126.0 million.  This is an increase of $2.9 million from December 31, 2004 driven by an increase on the senior secured revolving credit facility for the semiannual interest payment obligation on the $120 million senior notes and an increase in working capital.  The company’s senior secured revolving credit facility, which has borrowing capacity up to $25.0 million, had a $3.0 million balance as of March 31, 2005.  The leverage ratio was 3.9 times as of March 31, 2005, which is unchanged from December 31, 2004.  Working capital was $15.8 million as of March 31, 2005, which is up $5.2 million from the December 31, 2004 balance of $10.6 million.  Capital expenditures were $1.5 million or approximately 2.6% of sales for the first quarter 2005.

EBITDA and Adjusted EBITDA

Management supplements the company’s financial statements with EBITDA, defined as earnings before interest, taxes, depreciation and amortization, which is a non-GAAP financial measure and also makes certain adjustments to EBITDA.  EBITDA is used because management believes it is a useful measure in the company’s operating performance compared to that of other companies in the company’s industry and also of the company’s ability to service debt.  Management believes this for several reasons.  First, these measures eliminate the effect of long-term financing, income taxes and the accounting effects of capital expenditures, all of which may vary for different companies for reasons unrelated to overall operating performance.  Next, EBITDA eliminates certain historical charges that management believes aren’t relevant to the evaluation of the company’s ongoing operations.  However, neither EBITDA nor adjusted EBITDA is a measure of performance or liquidity under GAAP and neither should be considered as an alternative to net income or net cash flows provided by operating activities as determined in accordance with GAAP.  The company’s calculation of EBITDA and adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

Investor Conference Call

WII Components, Inc.’s conference call for investors, analysts, and the media will be held on May 6, 2005, starting at 1:00 p.m. (EST).  Participating in the call will be John Fitzpatrick, CEO, and Dale Herbst, CFO.  To participate, please call (800) 938-0653.

A digitized replay of the conference call will be available after the conference call for approximately 1 week and can be accessed by dialing (877) 519-4471 and entering the access code of 6040121.

WII Components, Inc. is one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States. The company is headquartered in St. Cloud, Minnesota, and, together with its subsidiaries, has manufacturing plants in

St. Cloud, Minnesota, Foreston, Minnesota, Bowling Green, Kentucky, Wahpeton, North Dakota, Orwell, Ohio and Molalla, Oregon.

Statements made in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions that include words such as “believe”, “anticipate”, “expect”, “will”, “may”, “estimate”, “should”, “continue”, “plans”, “intends”, “likely” or other similar expressions are forward-looking statements.  Any forward-looking statements reflect WII Components’ current views about future results of operations and other forward-looking information.  You should not rely on forward-looking statements because WII Components’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include WII Components’ leverage, covenants under its borrowing agreements, changes in the economy in general and the home building, home repair and remodeling industry in particular, changes in the price of raw materials, WII Components’ ability to integrate acquisitions, the effect of acquisitions on earnings, disruptions in the delivery of goods or its products, competition and changes in its costs including cost of labor.  WII Components does not intend to, and undertakes no duty to, update the information disclosed in this press release.

WII COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

MARCH 31, 2005 AND DECEMBER 31, 2004

(In thousands)

	(Unaudited) March 31, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash	$259	$2
Accounts receivable-net	12,015	9,564
Inventories	17,969	16,742
Other current assets	2,446	3,381

Total current assets	32,689	29,689

PROPERTY, PLANT, AND EQUIPMENT, NET	42,461	42,252

OTHER ASSETS	122,488	123,046

TOTAL	$197,638	$194,987

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,294	$5,808
Accrued payroll	4,020	3,207
Other current liabilities	6,580	10,035

Total current liabilities	16,894	19,050

LONG-TERM DEBT, NET OF CURRENT MATURITIES	123,000	120,000

OTHER NONCURRENT LIABILITIES	6,573	6,720

STOCKHOLDER’S EQUITY	51,171	49,217

TOTAL	$197,638	$194,987

WII COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited) Three Months Ended March 31, 2005	(Unaudited) Three Months Ended March 31, 2004

NET SALES	$57,808	$47,718

COST OF SALES	48,594	39,352

Gross Profit	9,214	8,366

OPERATING EXPENSES	3,442	3,744

OPERATING INCOME	5,772	4,622

INTEREST EXPENSE	(3,196)	(2,489)
OTHER INCOME (EXPENSE)	6	(3,428)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	2,582	(1,295)

PROVISION (BENEFIT) FOR INCOME TAXES	981	(479)

NET INCOME (LOSS)	$1,601	$(816)

We recommend you review these unaudited financial statements in conjunction with the December 31, 2004 Form 10-K filed with the Securities and Exchange Commission.  WII Components, Inc. (formerly WII Holdings, Inc. and referred to herein as the “Successor”), a Delaware corporation, was formed to acquire 100% of the common stock of Woodcraft Industries, Inc. and Subsidiaries (the “Predecessor”) in a buyout from the former owners.  On April 9, 2003, pursuant to a sale agreement between WII Components, Inc. and the former owners, WII Components, Inc. acquired the common stock of Woodcraft Industries, Inc.  WII Components, Inc. has no independent assets or operations separate from its consolidated subsidiaries.

WII COMPONENTS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(In thousands)

	(Unaudited) Three Months Ended March 31, 2005	(Unaudited) Three Months Ended March 31, 2004

NET INCOME (LOSS)	$1,601	$(816)

Interest Expense	3,196	2,489

Income Tax Expense (Benefit)	981	(479)

Depreciation and Amortization	1,594	1,347

EBITDA	7,372	2,541

Consulting Fees (a)	—	150

LIFO Adjustment (b)	252	126

Stock and Other Incentive Compensation Expense (c)	353	939

Financing Fees (d)	—	3,454

Loss on Sale of Assets	—	1

ADJUSTED EBITDA	$7,977	$7,211

(a)            Represents consulting fees paid to a former majority shareholder of PrimeWood, Inc. pursuant to an agreement that expired June 2004

(b)           Represents non-cash adjustments to inventory and cost of sales due to the selection of the last-in, first-out, or LIFO method of valuing inventory for tax and accounting purposes

(c)            Represents stock compensation expense related to stock option variable accounting and the issuance of common stock, additional incentive compensation to certain key employees in recognition of our improved financial performance and the successful completion of the offering of our 10% Senior Notes Due 2012 and includes cash payments in 2003 to holders of our capital stock for certain tax liabilities incurred upon the sale of capital stock in connection with our acquisition by Behrman Capital III, L.P.

(d)           Represents the write-off of financing fees in 2004 related to the senior credit facility from the April 2003 acquisition.